[LETTERHEAD OF KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP]

October 23, 2007

Fuqi International, Inc. 5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China (“PRC”) Attention: Yu Kwai Chong

Re:	Registration Statement on Form S-1
Registration for Sale of 700,138 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for Fuqi International, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, filed under Rule 462(b) (the “462(b) Registration Statement”) with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The 462(b) Registration Statement incorporates by reference the contents of the Company’s Registration Statement on Form S-1 (File No. 333-144290), which was declared effective by the Commission on October 23, 2007 (the “IPO Registration Statement”). The 462(b) Registration Statement covers the underwritten public offering of up to 700,138 shares of the Company’s Common Stock (the "Additional Shares"), par value $0.001 per share (the "Common Stock"), including up to 91,322 shares of Common Stock which may be offered to cover over-allotments, if any.

You have requested our opinion as to the matters set forth below in connection with the 462(b) Registration Statement. For purposes of this opinion, we have examined the 462(b) Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the Additional Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have not verified any of those assumptions.

Fuqi International, Inc.
October 23, 2007

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the 700,138 Additional Shares have been duly authorized and when issued and paid for as described in the 462(b) Registration Statement, will be, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related prospectus therein contained. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP

KIRKPATRICK & LOCKHART PRESTON GATES ELLIS LLP